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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549


                                   FORM 12B-25
                                                                SEC FILE NUMBER
                           NOTIFICATION OF LATE FILING          0-21068
                                                                CUSIP NUMBER

(Check One):   [x]Form 10K   [ ]Form 20-F   [ ]Form 11-K
               [ ]Form 10-Q   [ ]Form N-SAR

For Period Ended:       December 28, 2002
                  ---------------------------
[  ] Transition Report on Form 10-K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[  ] Transition Report on Form 10-Q
[  ] Transition Report on Form N-SAR

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                               --------------------------------

PART I -REGISTRANT INFORMATION

             Sight Resource Corporation
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Full Name of Registrant


Former Name if Applicable

             6725 Miami Avenue
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Address of Principal Executive Office (Street and Number)

            Cincinnati, Ohio 45243
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City, State and Zip Code


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PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should
be completed. (Check box if appropriate)     [ X ]

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - OTHER INFORMATION

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

         The Company and its auditors are in the final stages of completing the information required in the Company's Form 10-K. The accounting for the refinancing transactions completed on December 31, 2002 (refer to the Company's Form 8-K filed January 9, 2003) has taken longer than anticipated due to its complexity. Since the refinancing transactions had a material impact on the Company's capital structure and liquidity, the Company anticipates showing pro forma financial statements and financial footnotes thereto to provide additional meaning to the reader of such financial statements. Further, the Company's testing of potential asset impairment under SFAS No. 142 and 144 has taken longer than anticipated and requires additional information from valuation experts.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


 Duane D. Kimble, Jr.                 513                       527-9705
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      (Name)                      (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s) [x]Yes [ ]No



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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? []Yes [x]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                                             Sight Resource Corporation
                                    --------------------------------------------
                                    (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date     March 26, 2003             By      /s/ Duane D. Kimble, Jr.
    -----------------------           ---------------------------------
                                             Duane D. Kimble, Jr.